EXHIBIT 99.1

NEWS FROM

For more information contact:                                                                                                                                                                                                                      For media inquiries:
Kate Lowrey                                                                                                                                                                                                                                                     David P. Garino
Director, Investor Relations                                                                                                                                                                                                                         (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES FISCAL YEAR 2012 RESULTS AND
ADDITIONAL SOCALGAS ORDERS

ST. LOUIS, November 12, 2012 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the fourth quarter and fiscal year ended September 30, 2012.

Summary Highlights

•	Q4 2012 EPS of $0.65 per share increased $0.08 per share, or 14 percent compared to EPS of $0.57 in Q4 2011. Fiscal 2012 EPS was $1.73 compared to $1.95 in 2011;
•	During Q4 2012, the Company recorded $11 million in orders from Southern California Gas Company (SoCalGas), for total orders of $75 million during 2012;
•	Subsequent to September 30, 2012, an additional $41 million in orders were received from SoCalGas, resulting in total project orders of $135 million received-to-date;
•
Consolidated orders were $752 million (record high) in 2012, resulting in a book-to-bill ratio of 1.1x, and firm backlog of $407 million at September 30, 2012. Backlog increased $64 million, or 19 percent, in 2012;

•	Segment book-to-bill ratios for 2012 were: Utility Solutions Group (USG) 1.20x, Filtration 1.05x, and Test 0.96x;
•
USG orders were $380 million in 2012, comprised of: $101 million of COOP’s, $75 million of SoCalGas, $19 million of PLS IOUs, $16 million of PLS International, $40 million of RF Water & Gas, $20 million for Software, and $109 million at Doble;

•	Filtration Q4 2012 sales were $52 million, an increase of $3 million, or 7 percent over
Q4 2011 sales of $49 million. Filtration sales in 2012 were $195 million, an increase of $27 million, or 16 percent over 2011, with all four operating units recording significant increases in 2012;

•	Test Q4 2012 sales were $44 million compared to $57 million in Q4 2011, and 2012 sales were $176 million, consistent with $177 million in 2011;
•	USG Q4 2012 sales were $96 million, an increase of $10 million, or 12 percent over Q4 2011 sales of $86 million. Fiscal 2012 sales were $318 million compared to $350 million in 2011;
•
Within USG, Aclara’s 2012 sales decreased due to lower volumes at PG&E gas, New York City water, and CFE in Mexico. Partially offsetting these decreases, 2012 COOP sales increased $19 million, or 20 percent, to $112 million compared to $93 million in 2011;

•	Also within USG, Doble’s Q4 sales increased $2 million, or 9 percent to $27 million, and for 2012, increased 3 percent to $105 million;
•	Consolidated Q4 2012 sales were $192 million compared to $191 million in Q4 2011 (segment specifics detailed above);
•
SG&A decreased to $43 million in Q4 2012 from $48 million in Q4 2011 primarily due to significantly lower costs in USG as certain new product development (NPD) projects were completed and the related products were introduced to the market, in addition to lower costs in Test as certain cost savings initiatives were realized;

•
Other expenses (income) in Q4 of 2012 was significantly lower than prior year as the 2011 amount reflects a $6.6 million gain resulting from the revaluation of the earn-out liability related to a previous acquisition; and,

•
The 36 percent effective tax rate in Q4 2012 was consistent with previous expectations. The Q4 2011 rate was lower than historical rates due to the realization of several tax benefits during the period.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on January 18, 2013 to stockholders of record on January 4, 2013.

Share Repurchase Program
During the fourth quarter ended September 30, 2012, the Company spent approximately $5.4 million to repurchase approximately 150,000 shares. Subsequent to fiscal year end, the Company purchased additional shares bringing the total amounts repurchased under this authorization to approximately $15 million and 420,000 shares.

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Test Segment Restructuring

As described in the Company’s October 9, 2012 release, Management announced the restructuring of the Test segment, which included the closure of the Glendale Heights, Illinois facility. Management previously announced it was analyzing the operating cost structure across the Company to see where improvements in operating efficiency could be achieved. This process was undertaken to help protect and expand future operating margins, as well as to supplement future EPS growth.
The Test segment’s non-recurring restructuring costs are expected to be approximately $3 million and will be incurred over the next six months. As a result of these actions, the partial year cost savings in 2013 will be approximately $1 million (excluding restructuring costs), and once completed, are expected to yield recurring annual savings of approximately $3 million in 2014 and beyond. The net impact of this restructuring is expected to increase Test segment EBIT margins above 13 percent beginning in 2014.
While further restructuring activities of this magnitude are not currently expected, Management continues to review all of its other operations to ensure that the respective businesses are properly sized to deliver the operating results required to meet the earnings commitments previously communicated.

Fiscal Year 2013

Included in the Company’s October 9, 2012 release, Management provided its detailed revenue build for 2013 to allow investors to better understand the growth and related risks. Given some of the smaller project slips during 2012, Management is taking a more conservative approach in forecasting revenue related to these customers.
Management continues to see strong growth in 2013 across the business. Based on projected revenue growth of approximately 10 percent, Management expects 2013 operational EPS in the range of $2.30 to $2.50 per share, which excludes estimated Test segment non-recurring restructuring charges. The 2013 effective tax rate is expected to be 35 percent.
The revenue growth for 2013 provided earlier is reiterated here in summary fashion:
•	Filtration is expected to grow $20 million (led by VACCO) with related EBIT margins consistent with 2012;
•	Test is expected to grow low-to-mid- single digits with a significant increase in operational EBIT, both in dollars and as a percent of sales;
•	Doble is expected to grow approximately 10 percent with a margin contribution similar to 2012 driven by new products and international expansion; and,
•	Aclara expects approximately $50 million of sales growth primarily driven by the SoCalGas ramp that is expected to provide approximately $40 million of this increase.
On a quarterly basis, Management expects 2013 revenues and EPS to be more second half weighted, with first quarter EPS being less than $0.10 per share. First quarter EPS is lower than normal because it reflects a nominal amount of SoCalGas revenue against the full operating infrastructure in place to support the project as it begins large scale deployment in January 2013. Additionally, first quarter 2013 is expected to be lower than first quarter 2012 as fewer electric COOP shipments are expected in the current quarter.
The expected sales and EPS growth in the second half of 2013 will be supported by SoCalGas being in full deployment mode, Test having completed its facility restructuring delivering higher margins, higher electric COOP shipments (timing during the year), and the water business delivering at higher levels than in the first half.

Chairman’s Commentary - 2013

Vic Richey, Chairman and Chief Executive Officer, commented, “In spite of the timing issues and related challenges we faced as we closed 2012, we see significant growth in 2013. Certainly the strongest and most satisfying aspect of our outlook for 2013 is the size of our firm order backlog. The $752 million of orders received in 2012 resulted in a $64 million increase in opening backlog compared to the start of last year. I’m very pleased to see the biggest portion of the orders and backlog coming from our biggest customer, SoCalGas. The $135 million of orders received to date for advanced metering endpoints validates SoCalGas’ commitment to this project.
“The Filtration business is expected to continue its outstanding performance, with all operating units increasing sales, while delivering a group EBIT margin of approximately 20 percent.
“In Test, while it is always a difficult decision to close a facility, clearly it is the right course of action needed to improve our competitive position in the market, enhance our segment operating margins, and improve our overall efficiency and effectiveness. Test is off to a good start in 2013 as two large projects were awarded in October. The first is for a domestic automotive test chamber and the second is related to a new market area for Test, where we are installing critical RF shielding at a large utility’s data center to prevent electro-magnetic pulse (EMP) interference, thereby enhancing security and reliability. We expect this new market initiative to grow over the next few years.
“At Aclara, we remain excited about the number of AMI opportunities that we are currently addressing, and based on the significant level of ongoing activity, we remain confident in our future growth. The size, strength and visibility of our AMI order pipeline in gas, water, and electric continue to be near the highest levels in recent years. Our international business prospects remain solid, and our domestic water and gas AMI businesses continue to see increased bid, proposal and pilot activity, which bodes well for our future growth in these areas.
“Doble continues to introduce new products, software, and services into the market and we remain excited about both our short-term and long-term growth opportunities.
“Consistent with our heritage of striving to be the industry’s Best Cost Producer, we will continue to analyze our operating cost structure across the Company to see where we can improve our efficiency.
“In summary, our strong order book, the size and growth of our current backlog, and the solid commitment SoCalGas has shown allow me to remain confident in our significant top and bottom line growth projections in 2013 and continuing over the next few years.
“Our commitment remains the same – to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, November 12, at 4 p.m. Central Time, to discuss the Company’s fourth quarter and fiscal year 2012 operating results. A live audio webcast will be available on the Company’s website at www.escotechnologies.com. Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-843-7419 and enter the pass code 33400615).

Forward-Looking Statements

Statements in this press release and in the Company’s October 9, 2012 release referenced herein regarding the amount and timing of the Company’s expected 2013 and beyond revenues, growth, margins, tax rates, EPS, EBIT, sales, orders, the timing, size and success of the SoCalGas AMI project, the costs and benefits resulting from the Test segment restructure, the likelihood of further restructuring activities, new products, new market initiatives, the size, number and timing of growth opportunities in the future, success in capturing international and domestic opportunities, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011; changes in requirements of SoCalGas; SoCalGas’ ability to successfully negotiate appropriate terms and conditions with other necessary project participants; the performance of SoCalGas employees, vendors and other participants in connection with project responsibilities; the Company’s successful performance of the SoCalGas agreement; financial constraints impacting SoCalGas; the success of the Company’s competitors; changes in federal or state energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials including steel and copper; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; the impacts of natural disasters such as hurricanes on the Company’s operations and those of the Company’s customers and suppliers; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the Company’s successful execution of internal restructuring plans.

Non-GAAP Financial Measures

The financial measures EBIT, EBIT margin and operational EPS are presented in this press release. The Company defines EBIT as earnings before interest and taxes from continuing operations, EBIT margin as a percent of net sales and operational EPS as fiscal 2013 GAAP EPS less the Test segment non-recurring restructuring charges. EBIT, EBIT margin and operational EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The Company believes that the presentation of EBIT, EBIT margin and operational EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.
ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.
- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011

Net Sales	$192,166	190,701
Cost and Expenses:
Cost of sales	117,100	123,239
Selling, general and administrative expenses	43,332	47,963
Amortization of intangible assets	3,526	3,039
Interest expense	463	647
Other (income) expenses, net	154	(4,082)
Total costs and expenses	164,575	170,806

Earnings before income taxes	27,591	19,895
Income taxes	9,912	4,512

Net earnings	$17,679	15,383

Earnings per share:
Basic
Net earnings	$0.66	0.58

Diluted
Net earnings	$0.65	0.57

Average common shares O/S:
Basic	26,695	26,624
Diluted	27,028	26,893

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Year Ended September 30, 2012	Year Ended September 30, 2011

Net Sales	$688,403	693,711
Cost and Expenses:
Cost of sales	418,879	424,846
Selling, general and administrative expenses	186,079	182,530
Amortization of intangible assets	13,322	11,982
Interest expense	2,340	2,493
Other (income) expenses, net	(3,901)	(5,098)
Total costs and expenses	616,719	616,753

Earnings before income taxes	71,684	76,958
Income taxes	24,805	24,457

Net earnings	$46,879	52,501

Earnings per share:
Basic
Net earnings	$1.76	1.97

Diluted
Net earnings	$1.73	1.95

Average common shares O/S:
Basic	26,699	26,588
Diluted	27,030	26,903

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended September 30,				Year Ended September 30,
	2012		2011		2012		2011

Net Sales
Utility Solutions Group	$96,168		85,561		317,675		349,579
Test	44,294		56,609		175,946		176,563
Filtration	51,704		48,531		194,782		167,569
Totals	$192,166		190,701		688,403		693,711

EBIT
Utility Solutions Group	$19,160		10,682		46,189		54,279
Test	4,850		6,900		13,967		18,639
Filtration	9,059		9,205		37,991		30,809
Corporate	(5,015)	(1)	(6,245)	(2)	(24,123)	(3)	(24,276)	(4)
Consolidated EBIT	28,054		20,542		74,024		79,451
Less: Interest expense	(463)		(647)		(2,340)		(2,493)
Earnings before income taxes	$27,591		19,895		71,684		76,958

Note:           Depreciation and amortization expense was $6.4 million and $6.1 million for the quarters ended September 30, 2012 and 2011, respectively, and $24.8 million and $23.5 million for the years ended September 30, 2012 and 2011, respectively.

(1) Includes $1.1 million of amortization of acquired intangible assets.

(2) Includes $1.1 million of amortization of acquired intangible assets.

(3) Includes $4.5 million of amortization of acquired intangible assets.

(4) Includes $4.6 million of amortization of acquired intangible assets.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	September 30, 2012	September 30, 2011

Assets
Cash and cash equivalents	$30,215	34,158
Accounts receivable, net	151,051	144,083
Costs and estimated earnings on long-term contracts	14,567	12,974
Inventories	108,061	96,986
Current portion of deferred tax assets	22,313	20,630
Other current assets	17,237	19,523
Total current assets	343,444	328,354

Property, plant and equipment, net	75,876	73,067
Intangible assets, net	231,473	231,848
Goodwill	361,280	361,864
Other assets	21,680	16,704
	$1,033,753	1,011,837

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$50,000	50,000
Accounts payable	54,049	54,037
Current portion of deferred revenue	24,920	24,499
Other current liabilities	75,236	77,301
Total current liabilities	204,205	205,837
Deferred tax liabilities	88,675	85,313
Other liabilities	44,560	44,977
Long-term debt	65,000	75,000
Shareholders’ equity	631,313	600,710
	$1,033,753	1,011,837

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in thousands)

Year Ended September 30, 2012
Cash flows from operating activities:
Net earnings	$46,879
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	24,782
Stock compensation expense	4,602
Changes in current assets and liabilities	(17,614)
Effect of deferred taxes	4,381
Change in deferred revenue and costs, net	549
Pension contributions	(4,800)
Change in acquisition earnout obligation	(4,459)
Change in uncertain tax positions	(1,738)
Amortization of prepaid debt fees	1,030
Other	(448)
Net cash provided by operating activities	53,164

Cash flows from investing activities:
Acquisition of business/minority interest	(3,345)
Change in restricted cash (acquisition escrow)	1,367
Capital expenditures	(14,754)
Additions to capitalized software	(13,080)
Net cash used by investing activities	(29,812)

Cash flows from financing activities:
Proceeds from long-term debt	192,455
Principal payments on long-term debt	(202,455)
Dividends paid	(8,554)
Purchases of shares into treasury	(5,403)
Deferred financing costs	(1,937)
Other	617
Net cash used by financing activities	(25,277)

Effect of exchange rate changes on cash and cash equivalents	(2,018)

Net decrease in cash and cash equivalents	(3,943)
Cash and cash equivalents, beginning of period	34,158
Cash and cash equivalents, end of period	$30,215

A

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q4 FY 2012	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 7/1/12	$200,335	84,946	145,598	430,879
Entered Orders	83,628	38,765	45,796	168,189
Sales	(96,168)	(44,294)	(51,704)	(192,166)
Ending Backlog – 9/30/12	$187,795	79,417	139,690	406,902

Backlog And Entered Orders – FY 2012	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 10/1/11	$125,352	86,856	130,865	343,073
Entered Orders	380,119	168,507	203,606	752,232
Sales	(317,675)	(175,946)	(194,782)	(688,403)
Ending Backlog – 9/30/12	$187,796	79,417	139,689	406,902

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